As filed with the Securities and Exchange Commission on May 20, 2022

Registration No.333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cortexyme, Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-1024039
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

269 East Grand Ave.

South San Francisco, CA 94080

(Address of principal executive offices) (Zip code)

Cortexyme, Inc. 2022 Inducement Plan

Novosteo Inc. 2019 Equity Incentive Plan

(Full titles of the plans)

Dirk Thye

Chief Executive Officer

Cortexyme, Inc.

269 East Grand Ave.

South San Francisco, CA 94080

(415) 910-5717

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Gordon K. Ho

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On May 19, 2022, a wholly owned subsidiary of Cortexyme, Inc. (the “Registrant”) merged (the “First Merger”) with and into Novosteo Inc., a Delaware corporation (“Novosteo”) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of May 9, 2022 (the “Merger Agreement”), by and among the Registrant, Novosteo and certain other parties. Pursuant to the Merger Agreement, each option to purchase shares of Novosteo’s common stock that was unexpired, unexercised and outstanding immediately prior to the effective time of the First Merger under the Novosteo Inc. 2019 Equity Incentive Plan (the “Novosteo Plan”), whether or not vested, was converted into and became an option to purchase shares of the Registrant’s common stock, and the Registrant assumed the Novosteo Plan. The Registrant is filing this Registration Statement for the purpose of registering 545,001 shares of the Registrant’s common stock that may be offered or issued pursuant to awards granted or that may in the future be granted under the Novosteo Plan.

The Registrant is also filing this Registration Statement for the purpose of registering 4,000,000 additional shares of the Registrant’s common stock that may be offered or issued under the Cortexyme, Inc. 2022 Inducement Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participant in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 1, 2022;

(b) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December  31, 2021, from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 27, 2022;

(c) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed with the SEC on May 10, 2022;

(d) The Registrant’s Current Reports on Form 8-K filed with the SEC on January 26, 2022, February  2, 2022, March 15, 2022, May 2, 2022, May  10, 2022, May  12, 2022 and May 20, 2022;

(e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(f) The description of the Registrant’s common stock contained in the registration statement on Form 8-A registering the Registrant’s common stock under Section 12 of the Exchange Act filed with the SEC on May 1, 2019, including any amendments or reports filed for purposes of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated bylaws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments the Registrant may make to its officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit No.	Filed On

4.1	Amended and Restated Certificate of Incorporation	8-K	001-38890	3.1	5/13/2019	—

4.2	Amended and Restated Bylaws	8-K	001-38890	3.2	5/13/2019	—

5.1	Opinion of Cooley LLP	—	—	—	—	X

23.1	Consent of Independent Registered Public Accounting Firm	—	—	—	—	X

23.2	Consent of Cooley LLP (included in Exhibit 5.1)	—	—	—	—	X

24.1	Power of Attorney (included on the signature page to this registration statement)	—	—	—	—	X

99.1	Cortexyme, Inc. 2022 Inducement Plan	—	—	—	—	X

99.2	Forms of Stock Option Award Agreement, Notice of Stock Option Grant and Exercise Notice under Cortexyme, Inc. 2022 Inducement Plan	—	—	—	—	X

99.3	Forms of Restricted Stock Unit Award Agreement and Notice of Restricted Stock Unit Grant Cortexyme, Inc. 2022 Inducement Plan	—	—	—	—	X

99.4	Novosteo Inc. 2019 Equity Incentive Plan	—	—	—	—	X

107	Filing Fee Table					X

ITEM 9. UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on May 20, 2022.

CORTEXYME, INC.

By:	/s/ Dirk Thye
Dirk Thye
Chief Executive Officer, Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dirk Thye, Christopher Lowe and Caryn McDowell, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Dirk Thye, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2022
Dirk Thye, M.D.

/s/ Christopher Lowe Christopher Lowe	Chief Financial Officer and Chief Operating Officer and Director (Principal Financial Officer)	May 20, 2022

/s/ Ted Monohon Ted Monohon	Chief Accounting Officer and Vice President, Finance (Principal Accounting Officer)	May 20, 2022

/s/ David A. Lamond David A. Lamond	Director	May 20, 2022

/s/ Philip S. Low, Ph.D.	Director	May 20, 2022
Philip S. Low, Ph.D.

/s/ Margaret McLoughlin, Ph.D. Margaret McLoughlin, Ph.D.	Director	May 20, 2022

/s/ Una Ryan, OBE, Ph.D. Una Ryan, OBE, Ph.D.	Director	May 20, 2022

/s/ Christopher J. Senner Christopher J. Senner	Director	May 20, 2022

/s/ Marwan Sabbagh, M.D. Marwan Sabbagh, M.D.	Director	May 20, 2022